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                  (Looomis Sayles Investment Trust Letterhead)




State Street Bank and Trust Company
1776 Heritage Drive
No. Quincy, MA  02171



Gentlemen and Ladies:

This is to advise you that Loomis Sayles Investment Trust has established four new series of shares to be known as the Loomis Sayles Core Fixed Income Fund, Loomis Sayles Convertible Bond Fund, Loomis Sayles High Yield Fixed Income Fund and Loomis Sayles Intermediate Duration Fixed Income Fund. In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated December 31, 1993 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one for your records.

Sincerely,



Nicholas Palmerino
Assistant Treasurer
Loomis Sayles Investment Trust





By
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Title
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Agreed to this 9th day of July , 1996

State Street Bank and Trust Company